AGREEMENT OF PURCHASE AND SALE (ASSETS)
                    ---------------------------------------


     This Agreement of Purchase and Sale (Assets) is made this 1st day of September, 1997, by and between National Care Resources, Inc. - Colorado, 360 South Garfield Street, Suite 400, Denver, CO 80209-3136 ("Seller") and Life Source Services, Inc., 245 South Benton, Lakewood, CO 80202 ("Buyer"), provides for the Buyer to acquire substantially all of the Medicare/Medicaid assets of the Seller and no other liabilities.
     WHEREAS, the Buyer desires to acquire, on the terms and subject to the conditions contained herein, the Medicare/Medicaid business of the Seller insofar as the same is conducted through the use of the Acquired Assets; and
     WHEREAS, the Seller believes that it is desirable and in the best interests of the Seller that it sell the Acquired Assets to the Buyer;
     NOW, THEREFORE, the parties to this Agreement do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Acquired Assets: The assets of the Seller being acquired by the Buyer pursuant to the terms hereof, as identified on Schedule 1.1 hereto, and all other assets of the Seller, tangible or intangible, the use or value of which is inextricably linked to the assets so identified.
     1.2 Agreement: This Agreement of Purchase and Sale (Assets), including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to the other party in connection with the Transaction or this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such schedules, exhibits and other documents.
     1.3     Assumed Liabilities:  The Buyer assumes no liabilities.
     1.4 Closing: The completion of the Transaction, to take place as described in Article II.
     1.5 Closing Date: The Date on which the Closing actually occurs, which shall be September 1, 1997, unless otherwise agreed by the parties.
     1.6 Consideration: The net sum of Two Hundred Thousand Dollars ($200,000), to be
paid by the Buyer to the Seller at the Closing for the Acquired Assets.
     1.7 Transaction: The sale of the Acquired Assets for the Consideration as contemplated by, and subject to the terms and conditions of, this Agreement.

                                  ARTICLE II
                                THE TRANSACTION

     2.1 The Transaction. On the Closing Date, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, the Seller shall convey, sell, transfer, and assign to the Buyer, and the Buyer shall acquire from the Seller, the Acquired Assets. The Seller retains current and outstanding liabilities due Medicare including any final settlement credits of unsettled cost reports and any reopened cost reports prepared by Seller prior to Close. The Buyer assumes no responsibility for any past Medicare over-payments.
     2.2 Manner of Payment. Payment of the Consideration by the Buyer shall be made by wire transfer of federal funds on the Closing Date to such account of Seller as shall be described by the Seller to the Buyer in writing.
     2.3 Closing. The Closing hereunder shall take place at the offices of Seller on the Closing Date.
     2.4 Other. On and subsequent to the Closing Date, Seller shall allow Buyer to employ Seller's employees who are engaged in the business with respect to the Acquired Assets and Seller will allow such employees to remain in Seller's offices for the period commencing with the Closing Date and ending on September 30, 1997. Seller will invoice Buyer for its proportionate share of rental expense incurred by Seller during such period, which has been determined to be
$4,900 monthly. Subsequent to the Closing and at its sole expense, Buyer is entitled to receive any settlement credits, or payments, from Medicare resulting from the amendment and/or adjustment to the Medicare Cost Reports previously prepared and submitted, by the Seller to Medicare, during the previous five years. Seller hereby agrees any settlement credits or payment are to be submitted directly to Buyer. Furthermore, if any settlement credits or payments are adjusted prior to the Closing Date pertaining to the above, the Buyer has the option to apply such credits or settlement payments against the purchase price at Closing. Notwithstanding any of the above, the Buyer is not liable for any retroactive payments that may be due back to Medicare relating to any time period prior to the Closing Date.

          Purchase Price                    $128,000
          Equipment                           30,000
          Pre-Paid Consulting (1 Year)        36,000
          Office Supplies including
               Charts and Records              6,000


          Total                             $200,000



                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     Buyer hereby represents and warrants to the Seller:
     3.1 Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has the requisite corporate power and authority to enter into and to perform this Agreement.
     3.2 Authority. The Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby have been duly authorized and approved by the requisite level of corporate authority of Buyer and no other corporate proceedings on the part of the Buyer are necessary to approve and adopt this Agreement or to approve the consummation of the Transaction contemplated hereby, including delivery of the Consideration. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding Agreement of the Buyer, enforceable in accordance with its terms.
     3.3 Absence of Breach. The execution, delivery and performance of this Agreement, and the performance by Buyer of its obligations hereunder, do not (i) conflict with, and will not result in a breach of, any of the provisions of the Articles of Incorporation or Bylaws of Buyer; (ii) contravene any federal or state law, rule or regulation, or any order, writ, judgment, injunction, decree, determination, or award affecting or binding upon the Buyer, in such a manner as to provide a basis for enjoining or otherwise preventing consummation of the Transaction; (iii) conflict with or result in a material breach of or a default under any material indenture or loan or credit agreement or any other material agreement or instrument to which Buyer is a party; or (iv) require the authorization, consent, approval or license of any third party.
     3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any related transactions based upon any agreements, written or oral, made by or on behalf of Buyer.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer as follows:
     4.1 Organization. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has the requisite corporate power and authority to carry on its business as it is now being conducted.
     4.2 Authority. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms. The Seller has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby.
     4.3 Absence of Breach. The execution, delivery, and performance of this Agreement, and the performance by the Seller of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of the Seller; (ii) contravene any federal or state law, ordinance, rule or regulation, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction; (iii) conflict with or result in a material breach or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which the Seller is a party; or (iv) require the authorization, consent, approval or license of any third party.
     4.4 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any related transaction based upon any agreements, written or oral, made by or on behalf of Seller.
     4.5     Title.  Seller has good and marketable title to the Acquired
Assets.

                                   ARTICLE V
                            COVENANTS OF THE BUYER

     5.1 Affirmative Covenants. From the date hereof through the Closing Date, the Buyer will take every action reasonably required of it to ensure the prompt and expedient consummation of the transaction described herein. The Buyer shall cooperate with the Seller and its counsel, accountants and agents in every way in carrying out the Transaction contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by Seller or its counsel.
     5.2 Expenses. Whether or not the Closing occurs, all costs and expenses incurred by the Buyer in connection with this Agreement and the Transaction contemplated hereby shall be paid by the Buyer.
     5.3 Publicity. Prior to the Closing any written news releases by the Buyer pertaining to this Agreement shall be submitted to the Seller for review and approval prior to release by the Buyer, and shall be released only in a form approved by the Seller.

                                  ARTICLE VI
                            COVENANTS OF THE SELLER

     6.1 Affirmative Covenants. From the date hereof through the Closing Date, the Seller will take every action reasonably required of it to ensure the prompt and expedient consummation of the Transaction described herein. The Seller shall afford to the Buyer and to the Buyer's representative reasonable access during normal business hours throughout the period prior to the Closing and one year after to all its books and records and personnel relating to the Acquired Assets for the last five years. The Seller will cooperate with the Buyer and its counsel, accountant, and agents in delivering all documents and instruments reasonably necessary or useful to the Buyer.
     6.2 Expenses. Whether or not the Closing occurs, all costs and expenses incurred by the Seller in connection with this Agreement shall be paid by the Seller.

                                  ARTICLE VII
                                 MISCELLANEOUS

     7.1 Termination. This Agreement may be terminated at any time prior to Closing by mutual consent of the Buyer and the Seller.
     7.2 Amendment. This Agreement may be amended at any time by the Buyer and the Seller only in an instrument in writing signed on behalf of each party hereto.
     7.3 Waiver. At any time prior to the Closing, the Buyer or the Seller may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto; (ii) waive any inaccuracies in the representations and warranties contained herein; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail to the other party at the address first written above, or at such other address as shall be specified from time to time.
     7.5 Interpretation. The headings contained in the Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



     7.6 Survival of Representation and Warranties. The representations, warranties, covenants, and agreements of the parties contained herein shall survive the Closing and any investigation of the other party made prior thereto.
     7.7 DeMinimis Claims. Neither party shall bring any action against the other with respect to the subject matter hereof unless the aggregate amount of all claims so brought exceeds $25,000, provided, however, that the foregoing shall not prevent or preclude actions seeking injunctive or other equitable forms of relief.
     7.8 Entire Agreement. This Agreement (i) constitutes the entire Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof; (ii) is not intended to confer upon any other person any rights or remedies hereunder; (iii) shall not be assigned by operation of law or otherwise, and (iv) governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Colorado, without regard to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.




SELLER: National Care Resources, Inc. - Colorado

BY:   --------------------------------
      John P. Yeros

Title ________________________________
      President



BUYER: Life Source Services, Inc.

BY:    _______________________________
       David Sebbag

TITLE: _______________________________
       President



                           Denver Branch - Home Care

                                   Inventory


4  CPUs and Monitors
1  Printer
1  Typewriter
1  Printer stand
1  Small table
1  6-foot folding table
1  Credenza
4  Desks with returns
8  Swivel chairs
1  4 shelf bookcase
1  3 shelf bookcase
1  2 shelf bookcase
5  4 drawer lateral file cabinets
1  2 drawer lateral file cabinet
1  4 drawer metal file cabinet
3  2 drawer metal file cabinets
1  Medical record storage cabinet
1  Medical supply storage cabinet